                PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
                        SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO.   )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to 240.14a-11(c) or 240.14a-12

                         VENTANA MEDICAL SYSTEMS, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
                   (Name of Person(s) Filing Proxy Statement)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee.
[ ]  $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(j)(2).
[ ]  $500 per each party to the controversy pursuant to Exchange Act
     Rule 14a-6(i)(3).
[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

          ---------------------------------------------------------------------

     (2)  Aggregate number of securities to which transaction applies:

          ---------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:

          ---------------------------------------------------------------------

     (4)  Proposed maximum aggregate value of transaction:

          ---------------------------------------------------------------------

     Set forth the amount on which the filing fee is calculated and state how it was determined.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

          ---------------------------------------------------------------------
     (2)  Form, Schedule or Registration Statement No.:

          ---------------------------------------------------------------------
     (3)  Filing Party:

          ---------------------------------------------------------------------
     (4)  Date Filed:

          ---------------------------------------------------------------------

                         VENTANA MEDICAL SYSTEMS, INC.
                            ------------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                          TO BE HELD ON APRIL 29, 1997

  TO THE STOCKHOLDERS:

     NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of VENTANA MEDICAL SYSTEMS, INC., a Delaware corporation (the "Company"), will be held on Tuesday, April 29, 1997, at 9:00 a.m., local time, at the Arizona Inn, Pool Conference Room, 2200 East Elm Street, Tucson, Arizona 85719 for the following purposes (as more fully described in the Proxy Statement accompanying this Notice):

        1. To elect two Class I directors of the Company to serve for terms of three years expiring upon the date of the Annual Meeting of Stockholders held in the year 2000 or until their successors are elected.

        2. To ratify the appointment of Ernst & Young LLP as the independent auditors of the Company for the fiscal year ending December 31, 1997.

        3. To transact such other business as may properly come before the meeting or any adjournment thereof.

     The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice.

     Only stockholders of record at the close of business on March 31, 1997 are entitled to notice of and to vote at the Annual Meeting.

     All stockholders are cordially invited to attend the meeting. However, to ensure your representation at the meeting, you are urged to mark, sign, date and return the enclosed proxy as promptly as possible in the postage-prepaid envelope enclosed for that purpose. If you attend the meeting, you may vote in person even if you return a proxy.

                                          FOR THE BOARD OF DIRECTORS

                                          Jack W. Schuler
                                          Chairman of the Board of Directors

Tucson, Arizona
April 7, 1997

                                   IMPORTANT

WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE COMPLETE AND PROMPTLY RETURN THE ENCLOSED PROXY IN THE ENVELOPE PROVIDED. IF YOU ATTEND THE MEETING, YOU MAY VOTE IN PERSON, EVEN IF YOU RETURN A PROXY.

                         VENTANA MEDICAL SYSTEMS, INC.
                            ------------------------

                              PROXY STATEMENT FOR
                      1997 ANNUAL MEETING OF STOCKHOLDERS

                                 APRIL 29, 1997
                            ------------------------

              INFORMATION CONCERNING VOTING AND PROXY SOLICITATION

GENERAL

     The enclosed proxy is solicited on behalf of the Board of Directors of Ventana Medical Systems, Inc. ("Ventana" or the "Company") for use at the Annual Meeting of Stockholders to be held on April 29, 1997 at 9:00 a.m., local time, or at any adjournment thereof. The Annual Meeting will be held at the Arizona Inn, Pool Conference Room, 2200 East Elm Street, Tucson, Arizona 85719. The telephone number at the meeting location is (520) 325-1541.

     These proxy solicitation materials and the Annual Report to stockholders for the fiscal year ended December 31, 1996 (the "Last Fiscal Year"), including financial statements, were first mailed on or about April 7, 1997, to all stockholders entitled to vote at the Annual Meeting.

RECORD DATE AND VOTING SECURITIES

     Stockholders of record at the close of business on March 31, 1997 (the "Record Date") are entitled to notice of and to vote at the Annual Meeting. At the Record Date, 12,883,912 shares of the Company's Common Stock, $.001 par value (the "Common Stock"), were issued and outstanding and held of record by approximately 351 stockholders.

REVOCABILITY OF PROXIES

     Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before its use by delivering to the Secretary of the Company a written notice of revocation or a duly executed proxy bearing a later date or by attending the meeting and voting in person. Attending the Annual Meeting in and of itself may not constitute a revocation of a proxy.

VOTING AND SOLICITATION

     Each stockholder is entitled to one vote for each share held as of the record date. Stockholders will not be entitled to cumulate their votes in the election of directors.

     The cost of soliciting proxies will be borne by the Company. The Company expects to reimburse brokerage firms and other persons representing beneficial owners of shares for their expense in forwarding solicitation material to such beneficial owners. Proxies may be solicited by certain of the Company's directors, officers and regular employees, without additional compensation, in person or by telephone or facsimile.

QUORUM; ABSTENTIONS; BROKER NON-VOTES

     Votes cast by proxy or in person at the Annual Meeting will be tabulated by the Inspector of Elections (the "Inspector") with the assistance of the Company's Transfer Agent. The Inspector will also determine whether or not a quorum is present. Except in certain specific circumstances, the affirmative vote of a majority of shares present in person or represented by proxy at a duly held meeting at which a quorum is present is required under Delaware law for approval of proposals presented to stockholders. In general, Delaware law also provides that a quorum consists of a majority of shares entitled to vote and present or represented by proxy at the meeting.

     The Inspector will treat shares that are voted "WITHHELD" or "ABSTAIN" as being present and entitled to vote for purposes of determining the presence of a quorum but will not be treated as votes in favor of approving any matter submitted to the stockholders for a vote. Any proxy which is returned using the form of proxy enclosed and which is not marked as to a particular item will be voted for the election of the two Class I directors and for the confirmation of the appointment of the designated independent auditors and, as the proxy holders deem advisable, on other matters that may come before the meeting, as the case may be with respect to the items not marked.

     If a broker indicates on the enclosed proxy or its substitute that it does not have discretionary authority as to certain shares to vote on a particular matter ("Broker Non-Votes"), those shares will not be considered as present with respect to that matter. The Company believes that the tabulation procedures to be followed by the Inspector are consistent with the general statutory requirements in Delaware concerning voting of shares and determination of a quorum.

DEADLINE FOR RECEIPT OF STOCKHOLDER PROPOSALS TO BE PRESENTED AT 1998 ANNUAL MEETING

     Proposals that are intended to be presented by stockholders of the Company at the 1998 Annual Meeting must be received by the Company no later than October 31, 1997 in order to be considered for inclusion in the proxy statement and form of proxy relating to that meeting.

COMPLIANCE WITH SECTION 16(a) OF THE SECURITIES EXCHANGE ACT

     Section 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") requires the Company's executive officers and directors and persons who own more than ten percent of a registered class of the Company's equity securities to file an initial report of ownership on Form 3 and changes in ownership on Form 4 or 5 with the Securities and Exchange Commission (the "SEC") and the National Association of Securities Dealers, Inc. Executive officers, directors and greater than ten percent stockholders are also required by SEC rules to furnish the Company with copies of all Section 16(a) forms they file. Based solely on its review of the copies of such forms received by it, or written representations from certain reporting persons, the Company believes that, with respect to fiscal year 1996, all filing requirements applicable to its officers, directors and ten percent stockholders were complied with.

SHARE OWNERSHIP OF DIRECTORS, OFFICERS AND CERTAIN BENEFICIAL OWNERS

     The following table sets forth information known to the Company with respect to the beneficial ownership of its Common Stock as of December 31, 1996 for (i) each person who is known by the Company to own beneficially more than 5% of the Company's Common Stock, (ii) each of the Company's directors and nominees for director, (iii) each officer named in the Summary Compensation Table below and (iv) all directors, nominees for election and executive officers as a group. Unless otherwise indicated, officers and directors can be reached at the Company's principal executive offices. A total of 10,978,238 shares of the Company's Common Stock were issued and outstanding as of December 31, 1996.

                                                                            SHARES BENEFICIALLY
                                                                                OWNED AS OF
                                                                               DECEMBER 31,
                                                                                1996(1)(2)
                                                                           ---------------------
CERTAIN EXECUTIVE OFFICERS, DIRECTORS OR 5% STOCKHOLDERS                    NUMBER       PERCENT
-------------------------------------------------------------------------  ---------     -------
Entities affiliated with Marquette Venture Partners(3) 520 Lake Cook Rd.,
  Suite 450 Deerfield, IL 60015..........................................  1,918,650       17.5%
MBW Venture Partners, L.P.(4) James R. Weersing 350 Second Street Los
  Altos, CA 94022........................................................  1,442,350       12.9%
State Farm Mutual Automobile Insurance Company(5) One State Farm Plaza
  Bloomington, IL 61701..................................................    887,173        8.0%
Jack W. Schuler(6) 1419 Lake Cook Road, Suite 410 Deerfield, IL 60015....    965,607        8.7%
R. James Danehy(7).......................................................    245,550        2.2%
R. Michael Rodgers(8)....................................................     41,086          *
Michael K. Cusack(9).....................................................     20,221          *
David P. Pauluzzi(10)....................................................     16,170          *
Bernard O.C. Questier(11) Ventana Medical Systems, S.A. Service d'
  Anatomie Hopital de Hautepierre 1 Avenue Moliere 67098 Strasbourg Cedex
  France.................................................................     12,319          *
Rex J. Bates(12).........................................................     31,152          *
Michael R. Danzi(13).....................................................      9,566
Edward M. Giles(14)......................................................    279,333        2.5%
Thomas M. Grogan, M.D.(15)...............................................    174,055        1.6%
John Patience(16)........................................................    292,789        2.6%
C. Anthony Stellar, M.D.(17).............................................     19,959          *
James M. Strickland(18)..................................................    402,547        3.7%
James R. Weersing(4)(19).................................................  1,452,857       13.0%
Henry T. Pietraszek......................................................         --         --
All directors and executive officers as a group (18 persons).............  4,036,614       34.8%

---------------
  *  Less than 1%.

 (1) Except as indicated in the footnotes to this table and pursuant to applicable community property laws, the persons named in the table have sole voting and investment power with respect to all shares of Common Stock.

 (2) Applicable percentage of ownership is based on 10,978,238 shares of Common Stock outstanding as of December 31, 1996 together with shares issuable pursuant to applicable options and warrants of such stockholder which may be exercised within 60 days after December 31, 1996. Shares of Common Stock subject to options and/or warrants currently exercisable or exercisable within 60 days after December 31, 1996 are deemed outstanding for computing the percentage ownership of the person holding such options and/or warrants, but are not deemed outstanding for computing the percentage of any other person.

 (3) Includes 1,464,153 shares beneficially owned by Marquette Venture Partners, L.P.; 441,871 shares beneficially owned by Marquette Venture Partners II, L.P.; and 12,626 shares beneficially owned by MVP II Affiliate Fund, L.P.

 (4) Includes 162,059 shares issuable upon the exercise of warrants held by MBW Venture Partners, L.P. Mr. Weersing, a director of the Company, is Managing Director of MBW Venture Partners Limited. Mr. Weersing disclaims beneficial ownership of the shares beneficially owned by MBW Venture Partners, L.P. except to the extent of his proportional partnership interest therein.

 (5) Includes 108,893 shares issuable upon the exercise of warrants held by State Farm Mutual Automobile Insurance Company.

 (6) Includes 118,917 shares issuable upon the exercise of warrants held by Mr. Schuler; 73,512 shares beneficially owned by Mr. Schuler, as custodian for Tanya Eva Schuler; 73,513 shares beneficially owned by Mr. Schuler, as custodian for Tess Heidi Schuler; and 73,512 shares beneficially owned by Mr. Schuler, as custodian for Tino Hans Schuler.

 (7) Includes 70,382 shares issuable upon the exercise of options exercisable within 60 days of December 31, 1996 held by Mr. Danehy.

 (8) Includes 7,608 shares issuable upon the exercise of options exercisable within 60 days of December 31, 1996 held by Mr. Rodgers.

 (9) Includes 4,312 shares issuable upon the exercise of options exercisable within 60 days of December 31, 1996 held by Mr. Cusack.

(10) Includes 4,929 shares issuable upon the exercise of options exercisable within 60 days of December 31, 1996 held by Mr. Pauluzzi.

(11) Includes 12,319 shares issuable upon the exercise of options exercisable within 60 days of December 31, 1996 held by Mr. Questier.

(12) Includes 11,173 shares issuable upon the exercise of warrants held by Mr. Bates.

(13) Includes 1,087 shares beneficially owned by Barbara A. Danzi.

(14) Includes 122,814 shares beneficially owned by Vertical Fund, L.P. (of which 85,945 shares are issuable upon the exercise of warrants held by Vertical Fund, L.P.); 36,869 shares beneficially owned by Vertical Medical Partners, L.P.; 68,542 shares beneficially owned by Vertical Fund Associates, L.P.; and 27,679 shares beneficially owned by Vertical Partners, L.P. (of which 21,831 shares are issuable upon the exercise of warrants held by Vertical Partners, L.P.). Also includes 23,429 shares beneficially owned by Edward
     M. Giles IRA (of which 5,157 shares are issuable upon the exercise of warrants held by Edward M. Giles IRA). Mr. Giles, a director of the Company, is Chairman and President of The Vertical Group, Inc. Mr. Giles disclaims beneficial ownership of the shares beneficially owned by such entities affiliated with The Vertical Group, Inc. except to the extent of his proportionate partnership interest therein.

(15) Includes 3,696 shares beneficially owned by Andrew Grogan; 7,710 shares beneficially owned by C. Ovens, Inc. (of which 459 shares are issuable upon the exercise of warrants held by C. Ovens, Inc.); and 14,077 shares issuable upon exercise of options exercisable within 60 days of December 31, 1996 held by Dr. Grogan.

(16) Includes 96,689 shares issuable upon the exercise of warrants held by Mr. Patience.

(17) Includes 740 shares beneficially owned by Diane Stellar, and 740 shares beneficially owned by Andrew Stellar.

(18) Includes 860 shares issuable upon the exercise of warrants held by Mr. Strickland. Also includes 120,670 shares beneficially owned by Coronado Venture Fund; 163,059 shares beneficially owned by

Coronado Venture Fund II, L.P.; 103,996 shares beneficially owned by Coronado Venture Fund III, L.P.; and 13,962 shares beneficially owned by Coronado Venture Co-Investors Limited Partnership. Mr. Strickland, a director of the Company, is a general partner of Coronado Venture Management. Mr. Strickland disclaims beneficial ownership of the shares beneficially owned by such entities except to the extent of his proportionate partnership interest therein.

(19) Includes 6,209 shares beneficially owned by James R. Weersing and Mary H. Weersing, Trustees of the Weersing Family Trust U/D/T dated April 24, 1991. Also includes 4,298 shares issuable upon the exercise of warrants held by Mr. Weersing.

                                 PROPOSAL NO. 1

                             ELECTION OF DIRECTORS

DIRECTORS AND NOMINEES FOR DIRECTOR

     Pursuant to the Company's Certificate of Incorporation, as amended, the Company's Board of Directors currently consists of eight persons, divided into three classes serving staggered terms of three years. Currently there are three directors in Class I, two directors in Class II and four directors in Class III. Two Class I directors are to be elected at the Annual Meeting. The Class II and Class III directors will be elected at the Company's 1998 and 1999 Annual Meetings of Stockholders, respectively. Each of the two Class I directors elected at the Annual Meeting will hold office until the year 2000 Annual Meeting of Stockholders or until his successor has been duly elected and qualified.

     In the event that any of such persons becomes unavailable or declines to serve as a director at the time of the Annual Meeting, the proxy holders will vote the proxies in their discretion for any nominee who is designated by the current Board of Directors to fill the vacancy. It is not expected that any of the nominees will be unavailable to serve.

     The names of the two Class I nominees for election to the Board of Directors at the Annual Meeting, their ages as of the Record Date and certain information about them are set forth below. The names of the current Class II and Class III directors with unexpired terms, their ages as of the Record Date and certain information about them are also set forth below.

                                                                                         DIRECTOR
                  NAME                      AGE           PRINCIPAL OCCUPATION            SINCE
-----------------------------------------   ---    -----------------------------------   --------
NOMINEES FOR CLASS I DIRECTORS
Henry T. Pietraszek......................   50     President and Chief Executive             --
                                                   Officer of Ventana Medical Systems,
                                                   Inc.
James R. Weersing........................   57     Managing Director of MBW Venture        1994
                                                   Partners
CONTINUING CLASS II DIRECTORS
Edward M. Giles..........................   61     President and Chairman of The           1992
                                                   Vertical Group, Inc.
Rex Bates................................   73     Private Investor                        1996
CONTINUING CLASS III DIRECTORS
Thomas M. Grogan, M.D....................   51     Professor, University of Arizona,       1985
                                                   College of Medicine
John Patience............................   49     General Partner, Crabtree Partners      1989
Jack W. Schuler..........................   56     General Partner, Crabtree Partners      1991
R. James Danehy..........................   51     Consultant                              1994

     There are no family relationships among directors or executive officers of the Company.

     MR. PIETRASZEK joined the Company as President and Chief Executive Officer on March 3, 1997. From 1996 until joining the Company, Mr. Pietraszek served as President of D.M.S., a consulting company which he co-founded. From 1994 to 1996, Mr. Pietraszek served as President and Chief Executive Officer of Biostar, Inc., a medical diagnostic company. From 1980 to 1994, Mr. Pietraszek worked for Abbott Laboratories in a variety of executive capacities. From 1986 to 1994, he served as President and Chief Executive Officer of TAP Pharmaceuticals, a joint venture between Abbott Laboratories and Takeda Chemical Industries, from 1982 to 1986, he served as President of Dainabot K.K., a joint venture between Abbott and Dainippon Pharmaceutical Company of Japan and from 1980 to 1982 he was Vice President of Field Service Operations for Abbott's Diagnostic Division. He received a B.S. in Marketing from Gannon University.

     MR. WEERSING has served as a director of Ventana since October 1994. Since 1984, Mr. Weersing has been a Managing Director of MBW Venture Partners, a venture capital investment firm. Mr. Weersing has also served as President of JRW Technology, Inc., a consulting firm. Mr. Weersing served as a director of Circadian, Inc., an asthma dosage management company, from December 1993 until January 1996. Circadian filed a petition under Chapter 7 of the federal bankruptcy laws in January 1996. Mr. Weersing received a B.S.M.E. and an M.B.A. from Stanford University.

     MR. BATES has served as a director of Ventana since April of 1996. From August 1991 to May 1995, Mr. Bates served on the Board of Directors of Twentieth Century Industries and was a member of its compensation committee. Prior to Twentieth Century Industries, Mr. Bates served as the Vice-Chairman of the Board of Directors of the State Farm Mutual Automobile Insurance Company. Mr. Bates also served as State Farm's Chief Investment Officer. In March of 1991, Mr. Bates retired from State Farm. Prior to Mr. Bates' employment with State Farm, he was a partner in the investment firm of Stein, Roe & Farnham in Chicago. Mr. Bates received a B.S. and an M.S. from the University of Chicago.

     MR. GILES has served as a director of Ventana since September 1992. Mr. Giles has served as Chairman and President of The Vertical Group, Inc., a venture capital investment firm, since January 1989. Mr. Giles was previously President of F. Eberstadt & Co., Inc., a securities firm, and Vice Chairman of Peter B. Cannell & Co., Inc., an investment management firm. He is currently a director of McWhorter Technologies, Inc. Mr. Giles received a B.S.E.E. in Chemical Engineering from Princeton University and an M.S. in Industrial Management from the Massachusetts Institute of Technology.

     MR. SCHULER has served as a director of Ventana since April 1991 and as Chairman of the Board of Directors since November 1995. Mr. Schuler has been Chairman of the Board of Directors of Stericycle, Inc., a specialized medical waste management company, since March 1990. Mr. Schuler is also a partner in Crabtree Partners, a Chicago based venture capital firm. Prior to joining Stericycle, Mr. Schuler held various executive positions at Abbott from December 1972 through August 1989, serving most recently as President and Chief Operating Officer. He is currently a director of Medtronic, Inc., Somatogen, Inc. and Chiron Corporation. Mr. Schuler received a B.S. in Mechanical Engineering from Tufts University and an M.B.A. from Stanford University.

     DR. GROGAN is a founder, a director and Chairman Emeritus of Ventana. He has served as a director since the founding of the Company in June 1985 and as Chairman of the Board of Ventana from June 1985 to November 1995. He is currently a professor of pathology at the University of Arizona, College of Medicine, where he has taught since 1979. He received a B.A. in Biology from the University of Virginia and an M.D. from George Washington School of Medicine. Dr. Grogan completed a post-doctorate fellowship at Stanford University.

     MR. PATIENCE has served as a director of Ventana since July 1989. Mr. Patience was a co-founder and served as a General Partner of Marquette Venture Partners, a venture capital investment firm, from January 1988 until March 1995. Since April 1995, Mr. Patience has been a partner in Crabtree Partners, a Chicago-based venture capital firm. Mr. Patience was previously a partner in the consulting firm of McKinsey & Co., specializing in health care. He is currently a director of TRO Learning, Inc. and Stericycle, Inc. Mr. Patience received a B.A. in Liberal Arts and an L.L.B. from the University of Sydney, Australia and an M.B.A. from the University of Pennsylvania Wharton School of Business.

     MR. DANEHY served as President and Chief Executive Officer and a director of Ventana from September 1994 until February 1997. From June 1994 to September 1994, Mr. Danehy served as a consultant to the Company. From November 1993 to June 1994, Mr. Danehy served as an interim Chief Executive Officer and consultant for BioStar Diagnostics, where he also served as a director from January 1994 to March 1995. From 1972 to 1993, Mr. Danehy worked in a variety of capacities for Abbott. From 1977 through 1989, Mr. Danehy held marketing and general management responsibilities in Abbott's Diagnostics Division that included

Product Manager for hepatitis products, Marketing Manager for Clinical Chemistry Systems, Group Marketing Manager for TDx Systems, Director of Marketing for North America and General Manager for Transfusion Diagnostics which included the AIDS test. Mr. Danehy received a B.S. in Chemistry from St. Joseph's College and an M.B.A. from Loyola University of Chicago.

     In February 1997, Mr. Danehy resigned his position as President and Chief Executive Officer of the Company because he was not able to relocate permanently to Tucson for family and personal reasons. Mr. Danehy will continue to serve as a member of the Company's Board of Directors.

BOARD MEETINGS, COMMITTEES AND DIRECTOR COMPENSATION

     The Board of Directors of the Company held thirteen meetings during the fiscal year ended December 31, 1996.

     The Board of Directors has an Audit Committee and a Compensation Committee. It does not have a nominating committee or a committee performing the functions of a nominating committee. From time to time, the Board has created various ad hoc committees for special purposes. No such committee is currently functioning.

     The Audit Committee consists of directors James Weersing, John Patience and James Strickland. As of the Annual Meeting, Mr. Strickland will cease to be a director and member of the Audit Committee. The Audit Committee is responsible for reviewing the results and scope of the audit and other services provided by the Company's independent auditors. The Audit Committee held two meetings in the last fiscal year.

     The Compensation Committee consists of directors Jack Schuler, James Weersing and Edward Giles. The Compensation Committee reviews and makes recommendations to the Board concerning salaries and incentive compensation for executive officers and certain employees of the Company. The Compensation Committee held one meeting during the last fiscal year. The President and Chief Executive Officer of the Company participates fully with all other committee members in recommending salaries and incentive compensation to the board of directors, except that he does not participate in committee proceedings relating to his salary and compensation. Mr. Danehy served on the Compensation Committee until April 1996.

COMPENSATION OF DIRECTORS

     Directors of the Company do not receive cash for services they provide as directors. From time to time, certain directors who are not employees of the Company have received grants of options to purchase shares of the Company's Common Stock. Under the 1996 Director Option Plan, commencing with the Company's 1997 annual meeting of stockholders, each nonemployee director will be granted a nonstatutory option to purchase an amount of shares of Common Stock of the Company equal to 5,000 shares multiplied by a fraction, the numerator of which shall be $15.00 and the denominator of which shall be the fair market value of one share of the Company's Common Stock on the date of grant. The Company does not provide additional compensation for committee participation or special assignments of the Board of Directors.

VOTE REQUIRED

     The two nominees receiving the highest number of affirmative votes of the shares entitled to vote on this matter shall be elected as the Class I directors.

     THE COMPANY'S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS VOTING "FOR" THE NOMINEES SET FORTH HEREIN.

                                 PROPOSAL NO. 2

            RATIFICATION OF THE APPOINTMENT OF INDEPENDENT AUDITORS

     The Board of Directors has selected Ernst & Young LLP, independent auditors, to audit the financial statements of the Company for the fiscal year ending December 31, 1997 and recommends that the stockholders vote FOR confirmation of such selection. In the event of a negative vote on such ratification, the Board of Directors will reconsider its selection. Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting with the opportunity to make a statement if they desire to do so, and are expected to be available to respond to appropriate questions.

     THE COMPANY'S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS VOTING "FOR" THE RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS THE COMPANY'S INDEPENDENT AUDITORS FOR THE FISCAL YEAR ENDING DECEMBER 31, 1997.

                             EXECUTIVE COMPENSATION

COMPENSATION TABLES

     Summary Compensation Table. The following table sets forth certain compensation paid by the Company to the Chief Executive Officer and the four other most highly compensated executive officers of the Company for services rendered during each of the fiscal years ended December 31, 1995 and 1996:

                           SUMMARY COMPENSATION TABLE

                                                                           LONG-TERM
                                                                         COMPENSATION
                                                                            AWARDS
                                                                    -----------------------
                                             ANNUAL COMPENSATION    RESTRICTED   SECURITIES      ALL OTHER
                                             --------------------     STOCK      UNDERLYING       ANNUAL
    NAME AND PRINCIPAL POSITION       YEAR   SALARY($)   BONUS($)   AWARDS($)     OPTIONS     COMPENSATION($)
------------------------------------  ----   ---------   --------   ----------   ----------   ---------------
R. James Danehy.....................  1996    200,130         --        --         28,975              --
President and Chief Executive
Officer                               1995    200,000         --        --             --              --
Bernard O. C. Questier(1)...........  1996    137,500      7,500(2)     --             --           8,067(5)
Vice President, European Operations   1995         --         --        --         36,956          63,800(3)
R. Michael Rodgers..................  1996    100,830         --        --             --              --
Vice President, Finance and Chief     1995     97,030         --        --         15,152              --
Financial Officer and Secretary
Michael K. Cusack...................  1996    100,130         --        --             --              --
Vice President, International         1995    100,054         --        --             --              --
David P. Pauluzzi...................  1996     92,630         --        --          3,696           6,960(5)
National Sales Manager                1995     84,855     48,207(4)     --         23,098              --

---------------
(1) Mr. Questier signed an employment contract with the Company in October of 1995 and began working at the Company in February 1996. His annual compensation is set at $150,000 and his salary is fixed to the French Franc to protect against currency fluctuations should the United States Dollar depreciate relative to the French Franc; however, if the United States Dollar appreciates relative to the French Franc, Mr. Questier's salary shall remain unchanged.

(2) Mr. Questier received a one-time nonrecurring $7,500 bonus in 1996 for signing his employment contract in October of 1995 and meeting certain other conditions.

(3) Consists of relocation expenses of $55,000 associated with Mr. Questier's move from Germany to France, which have been accrued but not yet fully paid, and a scheduled $8,800 annual automobile allowance.

(4) Consists entirely of commissions earned through employment as the Company's Northern Regional Sales Manager prior to his promotion to National Sales Manager in June of 1995.

(5) Automobile allowance.

     Option Grants in Last Fiscal Year. The following table sets forth information with respect to each grant of stock options made during the fiscal year ended December 31, 1996 to each executive officer named in the Summary Compensation Table above:

                          OPTION GRANTS IN FISCAL 1996

                                                                                             POTENTIAL
                                                                                             REALIZABLE
                                                    INDIVIDUAL GRANTS                     VALUE AT ASSUMED
                                    --------------------------------------------------    ANNUAL RATES OF
                                     NUMBER OF    % OF TOTAL                                   STOCK
                                    SECURITIES      OPTIONS     EXERCISE                 PRICE APPRECIATION
                                    UNDERLYING    GRANTED TO     OR BASE                 FOR OPTION TERM(4)
                                      OPTIONS      EMPLOYEES      PRICE     EXPIRATION   ------------------
               NAME                 GRANTED(1)    IN 1996(2)    ($/SH)(3)      DATE       5%($)     10%($)
----------------------------------  -----------   -----------   ---------   ----------   -------   --------
R. James Danehy...................     28,975        10.67%       $1.62       1/6/06     $76,625   $122,012
Bernard O. C. Questier............         --           --           --           --          --         --
R. Michael Rodgers................         --           --           --           --          --         --
Michael K. Cusack.................         --           --           --           --          --         --
David P. Pauluzzi.................      3,696         1.36         1.62       1/6/06       9,774     15,564

---------------
(1) Options were granted under the Company's 1988 Stock Option Plan. These generally vest over four years from the date of grant.

(2) Based on an aggregate of 271,396 options granted by the Company in the year ended December 31, 1996 under the Company's stock option plans to all employees of and consultants to the Company, including the Chief Executive Officer and four other most highly compensated officers.

(3) The exercise price per share of each option was equal to the fair market value of the Common Stock on the date of grant as determined by the Company's Board of Directors.

(4) The 5% and 10% assumed annual rates of compounded stock price appreciation are mandated by rules of the Securities and Exchange Commission. There can be no assurance provided to any executive officer or any other holder of the Company's securities that the actual stock price appreciation over the 10-year option term will be at the assumed 5% and 10% levels or at any other defined level. Unless the market price of the Common Stock appreciates over the option term, no value will be realized from the option grants made to the executive officers.

     Aggregate Option Exercises in Last Fiscal Year and Fiscal Year-End
Values. The following table sets forth, for each of the executive officers named in the Summary Compensation Table above, information with respect to each exercise of stock options during the fiscal year ended December 31, 1996 and the value of unexercised options at December 31, 1996:

         AGGREGATE OPTION EXERCISES IN FISCAL 1996 AND YEAR-END VALUES

                                                             NUMBER OF SECURITIES
                                                                  UNDERLYING               VALUE OF UNEXERCISED
                                                              UNEXERCISED OPTIONS          IN-THE-MONEY OPTIONS
                                SHARES                       AT DECEMBER 31, 1996         AT DECEMBER 31, 1996(1)
                              ACQUIRED ON      VALUE      ---------------------------   ---------------------------
            NAME              EXERCISE(#)   REALIZED($)   EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
----------------------------  -----------   -----------   -----------   -------------   -----------   -------------
R. James Danehy.............     42,337      $ 578,050       58,064        142,957       $ 776,659     $ 1,952,960
Bernard O.C. Questier.......         --             --       10,780         26,177         147,268         357,609
R. Michael Rodgers..........     12,120        164,923        5,744         17,616          78,170         239,955
Michael K. Cusack...........     12,935        176,708        3,080         13,550          42,076         185,109
David P. Pauluzzi...........      8,131        110,727        3,620         17,765          49,073         240,378

---------------
(1) The value of "in-the-money" stock options represents the positive spread between the exercise price of stock options, which ranges from $0.60 per share to $1.62 per share, and the fair market value for the Company's Common Stock of $14.50 per share as of December 31, 1996, which was the closing price of the Company's Common Stock on December 31, 1996.

EMPLOYMENT AGREEMENTS

     The Company has an employment agreement with Bernard O.C. Questier, its Vice President of European Operations. The agreement provides for annual compensation of $150,000, which is fixed to the French Franc to protect against currency fluctuations should the United States Dollar depreciate relative to the French Franc; however, if the United States Dollar appreciates relative to the French Franc, Mr. Questier's salary shall remain unchanged. The agreement also provides for, in the event of Mr. Questier's termination, continued compensation through the quarter in which notice of termination is given plus one additional full quarter. The agreement does not provide for any specified term of employment. The Company currently has no employment contracts or agreements with any of the other officers named in the Summary Compensation Table or with any other person.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION IN COMPENSATION DECISIONS

     The Compensation Committee of the Board of Directors consists of Jack W. Schuler, James R. Weersing and Edward M. Giles. The Compensation Committee makes recommendations to the Board of Directors concerning salaries and incentive compensation for employees of and consultants to the Company, except that the Compensation Committee has full power and authority to grant stock options to the Company's executive officers under the Company's 1996 Stock Option Plan. Mr. Danehy served as a member of the Compensation Committee until April 1996.

                      BOARD COMPENSATION COMMITTEE REPORT
                           ON EXECUTIVE COMPENSATION

     The following is provided to stockholders by the members of the Compensation Committee of the Board of Directors:

     The Compensation Committee of the Board of Directors (the "Committee"), comprised of three outside directors, is responsible for the administration of the Company's compensation programs. These programs include base salary for executive officers and both annual and long-term incentive compensation programs. The Company's compensation programs are designed to provide a competitive level of total compensation and include incentive and equity ownership opportunities linked to the Company's performance and stockholder return.

COMPENSATION PHILOSOPHY

     The design and implementation of the Company's executive compensation programs are based on a series of guiding principles derived from the Company's values, business strategy and management requirements. These principles may be summarized as follows:

     - Align the financial interests of the management team with the Company and its stockholders;

     - Attract, motivate and retain high-caliber individuals necessary to increase total return to stockholders;

     - Provide a total compensation program where a significant portion of pay is linked to individual achievement and short- and long-term Company performance; and

     - Emphasize reward for performance at the individual, team and Company levels.

COMPLIANCE WITH INTERNAL REVENUE CODE SECTION 162(M)

     The Committee has considered the potential impact of Section 162(m) of the Internal Revenue Code adopted under the Federal Revenue Reconciliation Act of 1993. Section 162(m) disallows a tax deduction for any publicly-held corporation for individual compensation exceeding $1 million in any taxable year for any of the named executive officers, unless compensation is performance based. Since the targeted cash compensation of each of the named executive officers is well below the $1 million threshold and the Committee believes that any options granted under the Company's stock option plan will meet the requirement of being performance based under the transition provisions provided in the regulations under Section 162(m), the Committee believes that Section 162(m) will not reduce the tax deduction available to the Company. The Company's policy is to qualify to the extent reasonable its executive officers' compensation for deductibility under applicable tax laws.

COMPENSATION PROGRAM

     The Company's executive compensation program has three major components, all of which are intended to attract, retain and motivate executive officers consistent with the principles set forth above. The Committee considers these components of compensation individually as well as collectively in determining total compensation for executive officers.

          1. Base salary. Each fiscal year the Committee establishes base salaries for individual executive officers based upon (i) industry and peer group surveys, (ii) responsibilities, scope and complexity of each position and (iii) performance judgments as to each individual's past and expected future contributions. The Committee reviews with the Chief Executive Officer and approves, with appropriate modifications, an annual base salary plan for the Company's executive officers other than the Chief Executive Officer. The Committee reviews and fixes the base salary of the Chief Executive Officer based on similar competitive compensation data and the Committee's assessment of his past performance and its expectations as to his future contributions in leading the Company.

          2. Annual cash (short-term) incentives. Annual cash incentives will be established to provide a direct linkage between individual pay and annual corporate performance. Target annual bonus awards will be established for executive officer positions based upon industry and peer group surveys and range from 5% to 25% of base salary, with 25% for the chief executive officer position. Of the officers who served in an executive capacity during the Last Fiscal Year, including the Chief Executive Officer, none received cash bonuses for such service. The National Sales Manager received a cash bonus based entirely on commissions earned through employment as the Company's Northern Regional Sales Manager prior to his promotion to National Sales Manager in June 1995. The Vice President of European Operations received a one-time, nonrecurring bonus for signing his employment contract in October 1995 and meeting certain other conditions. In establishing bonus amounts in the future, the Committee will primarily consider the financial performance of the Company measured in terms of revenue growth and growth in earnings, and secondarily consider the performance of each officer in his or her respective area of accountability. In deciding against bonus awards for the Last Fiscal Year, the Committee also considered the Company's unprofitable operating performance. Each officer will establish operating objectives for the functional area of the business for which they take responsibility at the beginning of the Company's fiscal year. At the end of the year, they will be rated on the attainment of those objectives. Each officer may receive a portion or the full amount of their targeted annual performance based bonus.

          3. Equity based incentive compensation. Long-term incentives for the Company's employees are provided under the Company's stock option plans. Each fiscal year, the Committee considers the desirability of granting to executive officers long-term incentives in the form of stock options. These option grants are intended to motivate the executive officers to manage the business to improve long-term Company performance and align the financial interests of the management team with the Company and its stockholders. The Committee established the grants of stock options to executive officers (other than the Chief Executive Officer) in the Last Fiscal Year, based upon a review with the Chief Executive Officer of proposed individual awards, taking into account each officer's scope of responsibility and specific assignments, strategic and operational goals applicable to the officer, anticipated performance requirements and contributions of the officer and competitive data for similar positions. The Committee independently reviewed these same factors in determining the option grant to Mr. Danehy as Chief Executive Officer. During the Last Fiscal Year, an option award of 28,975 shares of Common Stock was granted to Mr. Danehy. This was the only option grant made to Mr. Danehy since early 1995. Stock options granted to executive officers typically provide for vesting over approximately a four year period.

                                          Respectfully submitted,

                                          Jack W. Schuler
                                          Edward M. Giles
                                          James R. Weersing

     The foregoing Compensation Committee Report shall not be deemed to be "soliciting material" or to be "filed" with the SEC, nor shall such information be incorporated by reference into any future filing under the Securities Act of 1933, as amended (the "Securities Act"), or the Exchange Act, except to the extent the Company specifically incorporates it by reference into such filing.

                            STOCK PERFORMANCE GRAPH

     The following graph compares the cumulative total return to stockholders of the Company's Common Stock at December 31, 1996 since July 26, 1996 (the date the Company first became subject to the reporting requirements of the Exchange
Act) to the cumulative total return over such period of (i) the Nasdaq Stock Market Composite Index, (ii) the Russell 2000 Index and (iii) the Dillon, Read & Co. Medical Diagnostic Index. The graph assumes the investment of $100 on July 26, 1996 in the Company's Common Stock and each of such indices (from July 26,
1996) and reflect the change in the market price of the company's Common Stock relative to the noted indices at December 31, 1996 and not for any interim period. The performance shown is not necessarily indicative of future price performance.

     Measurement Period
   (Fiscal Year Covered)          COMP AVG           VMSI            NASDAQ        Russell 2000
07/26/96                             1.000000         1.000000         1.000000         1.000000
08/30/96                              1.04780          1.44578          1.05750          1.06386
09/30/96                              1.15450          1.78313          1.13665          1.10160
10/31/96                              1.03880          1.68675          1.13161          1.08262
11/29/96                              1.04927          1.63855          1.19750          1.12623
12/31/96                              1.05085          1.39759          1.19599          1.15268

     The information contained in the Stock Performance Graph shall not be deemed to be "soliciting material" or to be filed with the SEC, nor shall such information be incorporated by reference into any future filing under the Securities Act or the Exchange Act, except to the extent the Company specifically incorporates it by reference into such filing.

                              CERTAIN TRANSACTIONS

     In April and May 1996, the Company sold an aggregate of 646,664 shares of Common Stock to Jack Schuler, the Company's Chairman, John Patience, a director of the Company, and venture capital funds affiliated with Marquette Venture Partners ("Marquette"), a principal stockholder of the Company, at a purchase price of $1.62 per share. Messrs. Schuler and Patience paid the purchase price for their shares 10% in cash and 90% through a full recourse promissory note secured by the underlying shares of Common Stock. Marquette paid the purchase price for their shares in cash. These stock purchases were approved by the Company's Board of Directors in principle in January 1996 and the specific terms of the stock purchases were approved by the Board of Directors on February 23, 1996. The purchase price of $1.62 per share was determined by the Board of Directors of the Company in January 1996 and equals the fair market value of Company's Common Stock as of such date, as determined by the board. Messrs. Schuler and Patience were provided with the opportunity to purchase these shares in connection with (i) their efforts and assistance in completing the acquisition of BioTek Solutions, Inc. and assisting management with the integration of the companies, (ii) Mr. Schuler's decision to serve as Chairman of the Board of Directors and (iii) Mr. Schuler's and Mr. Patience's devotion of a significant portion of their work time to the Company's business.

     In February 1996 the Company acquired BioTek Solutions, Inc. ("BioTek") for aggregate consideration of $19.1 million including the issuance of approximately $12.0 million in exchange notes (the "Exchange Notes") in exchange for notes held by the holders of BioTek. In addition, $0.2 million in Exchange Notes were held back from the amounts payable at the closing of the acquisition and placed in escrow to indemnify Ventana from losses incurred in connection with certain matters related to the acquisition.

     The Exchange Notes provided each holder, during a 30-day period, the opportunity to convert Exchange Notes into shares of Ventana Common Stock at a conversion price of $13.53 per share. Holders of Exchange Notes who did not make an election to convert all or any portion of such holders' Exchange Notes were deemed to have automatically converted one-half of the principal amount of such holders' Exchange Notes. No interest was deemed to accrue on the balance of Exchange Notes which were converted. Upon expiration of the conversion period, an aggregate of $3.0 million in principal amount of Exchange Notes were converted into 222,973 shares of Common Stock and an aggregate of $9.0 million of Exchange Notes remained outstanding.

     In connection with the acquisition of BioTek in February 1996, the Company issued (the "BioTek Financing") $4.6 million of convertible subordinated notes (the "Ventana Notes") together with warrants to purchase 800,356 shares of Series D Preferred Stock at an exercise price of $5.82 per share (the "Warrants") to certain current stockholders of the Company. The proceeds from the issuance of the Ventana Notes were used to fund all of the cash portion of the consideration paid by Ventana to acquire BioTek plus related working capital requirements. In May 1996, the Company provided all holders of Preferred Stock who did not participate in the BioTek Financing the opportunity to purchase identical securities to those issued in the BioTek Financing and pursuant to the election by such holders, $0.5 million in principal amount of Ventana Notes and Warrants to acquire 87,384 shares of Series D Preferred Stock were issued. The Ventana Notes were convertible into Common Stock at a conversion price of $13.53 per share for a period of 30 days from issuance. No holders elected to convert their Ventana Notes into Common Stock. The following table sets forth the aggregate principal amount of the Ventana Notes and the number of shares of Series D Preferred

Stock underlying the Warrants held by executive officers, directors and 5% stockholders as of December 31, 1996:

                                                                                   PREFERRED
                                                                     ORIGINAL        SHARES
                                                                       LOAN        UNDERLYING
                                 NAME                                PRINCIPAL      WARRANTS
    ---------------------------------------------------------------  ---------     ----------
    MBW Venture Partners, L.P......................................  $ 938,424       162,059
    Jack W. Schuler................................................    688,601       118,917
    Entities affiliated with Edward M. Giles.......................    653,944       112,933
    State Farm Mutual Automobile Insurance Company.................    630,555       108,893
    John Patience..................................................    559,884        96,689
    Rex J. Bates...................................................     64,698        11,728
    James R. Weersing..............................................     24,884         4,298
    James M. Strickland............................................      5,000           860
    Thomas M. Grogan, M.D.(1)......................................      2,667           459

---------------
(1) Represents shares beneficially owned by C. Ovens, Inc.

     Each share of Preferred Stock was converted into 0.37 shares of Common Stock upon the closing of the Company's initial public offering.

     In September 1996, the Company offered to repay an aggregate of $4.0 million of Exchange Notes and Ventana Notes at 90.5% of the principal amount of such notes. On October 18, 1996, the Company repaid $3.7 million of Exchange Notes and Ventana Notes at a discounted amount of $3.4 million. As part of such repayments, the Company repaid $62,500, $168,000 and $50,000 in original principal amount of Exchange Notes and Ventana Notes held by directors Jack Schuler, Anthony Stellar and John Patience for payments of $56,562, $152,040 and $45,250, respectively. The remaining outstanding Exchange Notes and Ventana Notes were repaid in full with no interest accrued thereon in February 1997.

                                 OTHER MATTERS

     The Company knows of no other matters to be submitted at the meeting. If any other matters properly come before the meeting, it is the intention of the persons named in the accompanying form of proxy to vote the shares they represent as the Board of Directors may recommend.

     THE COMPANY WILL MAIL WITHOUT CHARGE TO ANY STOCKHOLDER UPON WRITTEN REQUEST A COPY OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K, INCLUDING THE FINANCIAL STATEMENTS, SCHEDULES AND A LIST OF EXHIBITS. REQUESTS SHOULD BE SENT TO [INVESTOR RELATIONS], VENTANA MEDICAL SYSTEMS, INC., 3865 NORTH BUSINESS CENTER DRIVE, TUCSON, ARIZONA 85705.

                                          THE BOARD OF DIRECTORS

Dated: April 7, 1997

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
                        OF VENTANA MEDICAL SYSTEMS, INC.
                      1997 ANNUAL MEETING OF SHAREHOLDERS

     The undersigned stockholder of Ventana Medical Systems, Inc., a Delaware corporation, hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders and Proxy Statement each dated April 7, 1997, and hereby appoints Henry T. Pietraszek and Pierre H. Sice or either of them, proxies and attorneys-in-fact, with full power to each of substitution, on behalf and in the name of the undersigned to represent the undersigned at the 1997 Annual Meeting of Stockholders of Ventana Medical Systems, Inc. to be held on April 29, 1997 at 9:00 a.m., local time, at the Arizona Inn, Pool Conference Room, 2200 East Elm Street, Tucson, Arizona 85719 and at any postponement or adjournment thereof, and to vote all shares of Common Stock which the undersigned would be entitled to vote if then and there personally present, on the matters set forth below:

                                                                SEE REVERSE SIDE

------  PLEASE MARK YOUR -
        VOTES AS IN THIS
  X     EXAMPLE.                                                                               -------
------
                            FOR                 W/H                                                       FOR    AGAINST  ABSTAIN
1.   Election of Class I    [ ]                 [ ]           2.   Proposal to ratify the appointment     [ ]      [ ]      [ ]
     Directors                                                     of Ernst & Young LLP as independent
                                                                   auditors of the Company for the year
                                                                   ending December 31, 1997.
Nominees: Henry T. Pietraszek,
         James R. Weersing

                                                THIS PROXY WILL BE VOTED AS
                                                DIRECTED OR, IF NO CONTRARY
                                                DIRECTION IS INDICATED, WILL BE
                                                VOTED AS FOLLOWS: (1) FOR THE
                                                ELECTION OF THE TWO NOMINATED
                                                CLASS I DIRECTORS, (2) FOR
                                                RATIFICATION OF THE APPOINTMENT
                                                OF ERNST & YOUNG LLP AS
                                                INDEPENDENT AUDITORS, AND AS THE
                                                PROXY HOLDERS DEEM ADVISABLE ON
                                                SUCH OTHER MATTERS AS MAY COME
                                                BEFORE THE MEETING.

                                                PLEASE SIGN EXACTLY AS YOUR NAME
                                                APPEARS HEREON. IF THE STOCK IS
                                                REGISTERED IN THE NAMES OF TWO
                                                OR MORE PERSONS, EACH SHOULD
                                                SIGN. EXECUTORS, ADMINISTRATORS,
                                                TRUSTEES, GUARDIANS AND
                                                ATTORNEYS-IN-FACT SHOULD ADD
                                                THEIR TITLES. IF SIGNER IS A
                                                CORPORATION, PLEASE GIVE FULL
                                                CORPORATE NAME AND HAVE A DULY
                                                AUTHORIZED OFFICER SIGN, STATING
                                                TITLE. IF SIGNER IS A
                                                PARTNERSHIP, PLEASE SIGN IN
                                                PARTNERSHIP NAME BY AUTHORIZED
                                                PERSON.

                                                PLEASE SIGN, DATE AND PROMPTLY
                                                RETURN THIS PROXY IN THE
                                                ENCLOSED RETURN ENVELOPE WHICH
                                                IS POSTAGE PREPAID IF MAILED IN
                                                THE UNITED STATES.

Signature(s)
------------------------------------------ Date
------------------

Signature(s)
------------------------------------------ Date
------------------

NOTE: (This Proxy should be marked, signed by the stockholder(s) exactly as his or her name appears hereon, and returned promptly in the enclosed envelope. Persons signing in a fiduciary capacity should so indicate. If shares are held by joint tenants or as community property, both should sign.)